UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2026

SEI INVESTMENTS COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10200	23-1707341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 FREEDOM VALLEY DRIVE OAKS, Pennsylvania	19456
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (610) 676-1000

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEIC	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2026, SEI Investments Company (the “Company”) agreed with its Chief Executive Officer, Ryan Hicke, on an employment agreement (the “Employment Agreement”), which replaces his prior employment agreement.  The term of the Employment Agreement shall run until June 1, 2031 (the “Term”).
The Employment Agreement provides for (i) an initial annual salary of $900,000 (which may be increased, but not decreased, during the Term) and (ii) an initial annual target cash bonus opportunity of $2,700,000, based on individual and/or Company performance as determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board), which annual target amount may be increased at the discretion of the Compensation Committee during the Term.
Mr. Hicke will be eligible, for each year during the Term, to receive an annual equity grant under the Company’s 2024 Omnibus Equity Compensation Plan (the “2024 Plan”) (or a successor plan) in such form and on such terms as the Board or Compensation Committee deems appropriate.
Pursuant to the Employment Agreement, and subject to Mr. Hicke entering into a release agreement with SEI, Mr. Hicke will receive the following severance benefits if his employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), death or disability and he executes and does not revoke a general release of claims: (i) the Accrued Obligations (as defined in the Employment Agreement); (ii) an amount equal to (x) one and one half times his base salary as of the termination date and (y) one and one half times his annual bonus for the year of termination, payable in payroll installments during the 18-month period following the year of termination; and (iii) accelerated full vesting of any then outstanding unvested equity awards (options to purchase Company common stock, Restricted Stock Units, or any other outstanding award) granted under the 2024 Plan, its predecessor plan (the Company’s 2014 Omnibus Equity Compensation Plan) or any successor plan to the 2024 Plan) (collectively, “full accelerated vesting”). If Mr. Hicke’s employment is terminated as a result of his death or disability, subject to the execution of the necessary release agreement, he, or his estate, will receive (i) the Accrued Obligations and (ii) full accelerated vesting.  In the event of termination without Cause, or for death or disability, unexercised options owned by Mr. Hicke will remain exercisable for a period of 18 months following termination.
In the event Mr. Hicke terminates his employment for Good Reason (as defined in the Employment Agreement) within 24 months after a Change in Control (as defined in the Employment Agreement), Mr. Hicke will receive the following severance benefits: (i) the Accrued Obligations; (ii) an amount equal to (A) the product of 1.5 multiplied by the sum of (x) his base salary as of the termination date, plus (y) his target bonus for the year in which the termination date occurs, plus, (B) the product of the amount of his then applicable target annual bonus multiplied by a fraction, the numerator of which of is the number of days Mr. Hicke was employed by the Company in the calendar year of his termination date, and the denominator of which is 365; and (iii) full accelerated vesting.  In the event of Mr. Hicke’s termination for Good Reason within 24 months after a Change in Control, the exercise period for any equity awards owned by Mr. Hicke will be automatically extended until the shorter of (1) the remaining term of such award, and (2) the date that is 365 days from the date of his termination.
Mr. Hicke will be subject to covenants not to compete with the Company or solicit its employees or customers during his employment and for a period of 18 months following termination of employment for any reason, as well as confidentiality covenants.
The Employment Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Employment Agreement, dated as of January 13, 2026, by and between the Company and Ryan Hicke
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI Investments Company

By:	/s/ Sean J. Denham
Name: Sean J. Denham
Title: Chief Financial and Operating Officer

Dated: January 15, 2026